Master Large Cap Series LLC:  Master Large Cap Focus Growth
Portfolio (the "Master Portfolio")

BlackRock Large Cap Series Funds, Inc.: BlackRock Large Cap Focus Growth Fund (the "Fund")
77D(a)(g)
Policies with respect to security investments
Attached please find as an exhibit to Sub-Item 77D(a)(g) of Form N-SAR, a description of changes to the Master Portfolio's and the Fund's investment strategies that became effective on June 12, 2017.



Master Large Cap Series LLC:  Master Large Cap Focus Growth
Portfolio
BlackRock Large Cap Series Funds, Inc.:  BlackRock Large Cap
Focus Growth Fund
77D(a)(g)

Policies with respect to security investments
On March 23, 2017, the Board of Directors of BlackRock Large Cap Series Funds, Inc. (the "Corporation") approved certain changes to the investment strategies of BlackRock Large Cap Growth Fund, a series of the Corporation. The Board of Directors of the Corporation also approved a change in the name of BlackRock Large Cap Growth Fund to "BlackRock Large Cap Focus Growth Fund" (the "Fund").
Under the new investment strategies, under normal circumstances, the Fund seeks to invest at least 80% of its net assets plus the amount of any borrowings for investment purposes in large cap equity securities and derivatives that have similar economic characteristics to such securities. For purposes of the Fund's 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000(r) Growth Index.
On March 23, 2017, the Board of Directors of Master Large Cap Series LLC (the "Master LLC") approved substantially similar changes to the investment strategies of Master Large Cap Growth Portfolio, a series of the Master LLC. The Board of Directors of the Master LLC also approved a change in the name of Master Large Cap Growth Portfolio to "Master Large Cap Focus Growth Portfolio" (the "Master Portfolio"). The Fund is a "feeder fund" that invests all of its assets into the Master Portfolio. These changes to the investment strategies of the Fund and the Master Portfolio and the name changes became effective June 12, 2017.